Exhibit 4.16


                                                             EXECUTION COPY

                          WAIVER NO. 1 TO GUARANTY


WAIVER dated as of January 11, 2000 to Guaranty dated as of May 30, 1997, as amended by Amendment No. 1, dated as of October 25, 1999, and as further amended by Amendment No. 2, dated as of December 2, 1999 (as so amended, the "Guaranty") between RITE AID CORPORATION, a Delaware Corporation (the "Guarantor") and SUMITOMO BANK LEASING AND FINANCE, INC.

                           W I T N E S S E T H :

The parties hereto agree as follows:

SECTION 1. DEFINED TERMS; REFERENCES. (a) Unless otherwise specifically defined herein, each term used herein which is defined in the Guaranty has the meaning assigned to such term in the Guaranty. For the purposes of this Waiver, "Public Debt" means debt securities of the Guarantor issued pursuant to an indenture qualified under (or in form suitable for qualification under) the Trust Indenture Act of 1939, as amended.

SECTION 2. LIMITED WAIVER. At the request of the Guarantor, the Required Participants hereby waive any Default for breaches of covenants under
Section 1.01(a), Section 1.01(b), Section 1.01(c) or Section 1.01(d) Annex A to the Guaranty, to the extent that such Default would arise from failure of the Guarantor to deliver to the Liquidity Providers the financial statements referred to in Section 1.01(a) or Section 1.01(b) of Annex A to the Guaranty and the related officer's certificate and statement of the Guarantor's independent accountants referred to in Sections 1.01(c) and 1.01(d) of Annex A to the Guaranty, such waivers to be effective solely for the period commencing on January 11, 2000 and ending on July 11, 2000; provided, however, that the effectiveness of this Waiver is subject to the satisfaction of the conditions specified in Section 3 of this Waiver. This Waiver shall be limited precisely as written, and shall not extend to any Default under any other provision of the Guaranty or to any Default under
Section 1.01(a), Section 1.01(b), Section 1.01(c) or Section 1.01(d) of Annex A to the Guaranty during any other period.

SECTION 3. CONDITIONS TO WAIVER. The waivers granted pursuant to Section 2 above are subject the conditions that:

      (a) the Guarantor shall deliver to each of the Liquidity Providers the following items on or prior to the dates specified below (or, in the reasonable discretion of the Liquidity Agent, no later than 5 days thereafter):

            (i) a monthly forecast of cash receipts and disbursements, commencing with February, 2000, no later than the first day of each month in respect of such forecast ;

            (ii) a monthly reconciliation of actual cash receipts and disbursements to the forecast for such month delivered pursuant to clause (i) above, no later than the 25th day of the next succeeding month;

            (iii) a weekly sales report for each week, commencing with the week ending January 8, 2000, no later than the 4th day following the last day of the week in respect of which such sales report is to be delivered;

            (iv) an operating forecast for each month in the fiscal year ending on or closest to February 28, 2001, no later than March 31, 2000; and

            (v) a monthly reconciliation of actual operating results for each month specified in the operating forecast delivered pursuant to clause (iv) above to the budget for such month, no later than the 30th day of the next succeeding month; and

(b) the Guarantor shall not directly or indirectly, make or agree to make any payment to or for the account of any holder of Public Debt, or any trustee or other representative of any such holder, on account of principal of, interest on or fees in respect of such Public Debt, except as required by the terms of such Public Debt as in effect on the date hereof.

SECTION 4. GOVERNING LAW. This Waiver shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 5. COUNTERPARTS. This Waiver may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 6. EFFECTIVENESS. This Waiver shall become effective on the date when the following conditions are met:

      (a) the Liquidity Agent shall have received from each of the Guarantor and the Required Participants a counterpart hereof signed by such party or facsimile or other written confirmation (in form satisfactory to the Liquidity Agent) that such party has signed a counterpart hereof; and

      (b) the Agent shall have received evidence satisfactory to it that substantially identical waivers to any covenant requiring delivery of financial statements or reports set forth in any other agreement obligations under which are secured by the Collateral shall have become or shall simultaneously become effective.


      IN WITNESS WHEREOF, each of the parties hereto has caused this Waiver to be executed by their officers thereunto duly authorized as of the date first above written.


                                       RITE AID CORPORATION,
                                       as Guarantor


                                       By: ________________________________
                                           Name:
                                           Title:

Acknowledged and Agreed:

SUMITOMO BANK LEASING AND FINANCE, INC.


By: ___________________________________
    Name:
    Title: